EXHIBIT 5.1

                              February 8, 1999


Horizontal Ventures, Inc.
630 Fifth Street, Suite 1501
New York, New York 10111

            Re: Common stock to be Issued By the Agreement and Plan of Merger with Saba Petroleum Company

Gentlemen:

       We have acted as your counsel in connection with the proposed issuance of shares of common stock by the Agreement and Plan of Merger dated December 18, 1998 (the "Merger agreement") whereby Saba Petroleum Company, a Delaware corporation, will be merged with and into a wholly owned subsidiary of Horizontal Ventures, Inc., as more fully described in the Registration Statement on Form S-4, as amended (Registration No. 333-69523) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

       In that connection, we have examined originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of the opinion expressed below, including but not limited to the Merger agreement and the Registration Statement.

       Based upon the foregoing, we are of the opinion that the shares of common stock to be issued by you by the Merger agreement have been duly authorized and, when duly executed, delivered and when issued in accordance with the terms of the Merger agreement, and upon satisfaction of all applicable conditions, will be duly and validly issued, fully paid and nonassessable.

       We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Colorado.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint proxy statement/prospectus forming a part of the Registration Statement.

                              Very truly yours,


                              /s/ Ballard Spahr Andrews & Ingersoll LLP